                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 19, 1999


                            VULCAN MATERIALS COMPANY
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                 (State or other jurisdiction of incorporation)

          1-4033                                       63-0366371
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 (Commission File Number)                 (I.R.S. Employer Identification Number

                    One Metroplex Drive, Birmingham, Alabama
                    ----------------------------------------
                    (Address of principal executive offices)

        Registrant's telephone number, including area code (205) 298-3000
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Item 5.  Other Events

           On January 19, 1999, Vulcan Materials Company issued the following press release:

              VULCAN ANNOUNCES RECORD 1998 AND 4TH QUARTER RESULTS

         Birmingham, Alabama, January 19, 1999 -- Vulcan Materials Company (NYSE:VMC) today announced that 1998 sales, pretax earnings, net earnings and diluted earnings per share were at record levels. Net earnings were $255,908,000, or $7.51 per share, as compared with 1997 record net earnings and earnings per share of $209,145,000 and $6.10. Net earnings and earnings per share were up 22 percent and 23 percent, respectively. Sales in 1998 were $1,776,434,000, up 6 percent from the 1997 record total of $1,678,581,000.
Pretax earnings totaled $374,844,000, up 25 percent from last year's record amount of $300,501,000.

         Fourth quarter results were also at record levels. Sales of $442,181,000 were up 7 percent from the $414,296,000 reported in 1997. Pretax earnings of $87,193,000 were up 20 percent from 1997's fourth quarter amount of $72,841,000. Net earnings of $59,442,000 and earnings per share of $1.75 were at record levels and were 16 percent and 17 percent higher, respectively, than the comparable 1997 results of $51,149,000 and $1.49.

         All results are preliminary, and, as yet, unaudited.

         The Construction Materials segment reported record full-year sales of $1,158,639,000, up 10 percent from the 1997 result of $1,050,978,000. Shipments of crushed stone, the segment's principal product, increased nearly 8 percent, reflecting strong demand in all major markets. Excluding the impact of freight to remote distribution yards, the average sales price of crushed stone increased over 4 percent. Full-year segment earnings of $307,431,000 also were at a record level and increased 34 percent from 1997's level of $229,275,000. 1998 results include pretax gains totaling approximately $14,326,000 from the sale of assets, as compared to the 1997 total of approximately $3,400,000. Excluding the effects of the gains referable to asset and business sales from both years' results, 1998 earnings were 30 percent higher than 1997. The increase was primarily the result of higher crushed stone prices and shipments, as well as increased earnings from other product lines.

         For the quarter, Construction Materials reported record sales of $304,452,000, up 18 percent from the fourth quarter of 1997. Crushed stone shipments increased nearly 16 percent. Excluding the impact of freight to remote distribution yards, the average sales price of crushed stone also increased over 4 percent. Record earnings of $75,126,000 were up 35 percent from the 1997 level of $55,644,000. The increase was primarily the result of higher crushed stone shipments and prices.

         The Chemicals segment posted 1998 sales of $617,795,000, down 2 percent from the 1997 level of $627,603,000. Higher prices for caustic soda were more than offset by lower volume and prices for chlorine and some chlorine derivatives. Chemicals reported 1998 earnings of $69,136,000, down 9 percent from the 1997 level of $75,787,000. Excluding the impact of asset sales and environmental provisions, earnings for the year were 2 percent above 1997 levels. Higher caustic soda prices and lower raw material costs offset lower volume and prices for chlorine and some derivative products, and lower earnings from Performance Systems.

         Chemicals reported fourth quarter sales of $137,729,000, down 12 percent from last year. Sales benefited from higher prices for caustic soda, but this was more than offset by lower volume and prices for chlorine and some derivative products. Chemicals' fourth quarter earnings of $11,631,000 were down 35 percent from the 1997 level of $17,877,000. Similar to the full-year comparison, higher caustic soda prices and lower raw material costs offset the lower volume and prices for chlorine and some derivative products, and lower earnings from Performance Systems.

         The Company's 1998 effective tax rate was 31.7 percent, up from the 1997 rate of 30.4 percent. The increase reflects principally a lesser impact of favorable adjustments referable to tax audits for prior years.

         Selling, administrative and general expenses of $198,956,000 increased 4 percent from the 1997 level. In addition to normal salary increases, this reflects expenditures associated with several projects designed to enhance operations and reduce future costs throughout the organization.

         Other income, net of other charges, was $38,763,000 as compared with the 1997 amount of $23,845,000. The increase principally reflects gains on sales of assets, higher earnings from the Company's joint venture to supply limestone from Mexico to the U.S. Gulf Coast market, and higher interest income.

         Net cash provided by operations reached a record $413,734,000 in 1998, significantly higher than the $345,814,000 generated in 1997. This increase reflects improved earnings, with depreciation, working capital and other items also contributing to this new record. Cash used for investing activities was $200,771,000 as compared with the 1997 total of $156,728,000. This increase reflects mainly greater investment in property, plant and equipment as well as acquisitions. Net cash used for financing activities totaled $141,737,000, up from the 1997 amount of $111,336,000, due mainly to stock repurchases and increased dividend payments. Cash and cash equivalents amounted to $199,792,000 at December 31, 1998, up from the 1997 year-end amount of $128,566,000.

         During 1998, significant property additions within Construction Materials included the acquisition of six quarries in Georgia, Illinois and Tennessee, a sand and gravel operation in Indiana, and the start-up of greenfield quarries in Alabama and Georgia. Property additions within Chemicals included initial spending for a joint venture with Mitsui & Co. announced in June. In addition to contributing its existing EDC plant, Vulcan will invest a total of approximately $90,000,000 for this project, with the majority of this funding to be provided in 1999.

         Pursuant to the Company's long-standing common stock purchase program, 610,700 shares of common stock were purchased in 1998 at a total cost of $65,003,000, equal to an average price of $106.44 per share. Purchases of common stock in 1997 totaled 630,856 shares at a cost of $43,060,000, equal to an average price of $68.26 per share.

         Donald M. James, Chairman and Chief Executive Officer of Vulcan, stated, "I am very pleased to report that 1998 was another outstanding year for Vulcan. We once again established new record highs in virtually all measures of financial performance including sales, pretax earnings, net earnings and earnings per share. In addition, this year the foundation was laid for continued profitable growth with the passage of favorable legislation for highway construction (TEA21) and the initiation of significant strategic growth projects in both of our business segments.

         "Continuing strong demand for construction aggregates generated the fifth consecutive year of record financial performance in our Construction Materials segment. Moreover, we added a number of quarries, strengthened our distribution networks and negotiated the acquisition of CalMat Co., our largest transaction ever.

         "CalMat also finished 1998 with very strong earnings from operations. The robust earnings recovery exhibited by CalMat during the second half of 1998 indicates significantly improving construction markets in California. Compared to 1997, CalMat's sales were up 16 percent to $543,065,000 for the year and 26 percent for the fourth quarter. The acquisition of CalMat was completed earlier this month and we are confident that the combination of the growing strength in CalMat's markets and CalMat's position in those markets will provide significant opportunities for future earnings growth. CalMat's results are unaudited and not included in Vulcan's 1998 results.

         "As for our Chemicals business, 1998 results were in line with our expectations. Improved prices for caustic soda and lower raw material costs offset a significant portion of the earnings decline due to lower prices and volumes for chlorine and some chlorinated derivatives, weaker earnings from Performance Systems and the negative impact of non-operating items. We also leveraged our existing infrastructure and provided for future earnings growth by forming a joint venture with Mitsui. This joint venture is structured to take advantage of Vulcan's manufacturing and domestic marketing capabilities and Mitsui's access to global EDC markets. The facilities are under construction with production anticipated early in 2000. We expect this joint venture to generate attractive and relatively stable returns for Vulcan.

         "With regard to 1999, our starting point is the assumption that moderate growth in GDP, stable interest rates and the favorable impact of TEA21 will continue to provide a healthy economic environment for construction activity in the U.S. We expect the market for construction aggregates to remain strong. Demand in all major construction end-use markets should equal or exceed their 1998 levels, with the exception of residential construction, which is predicted to decline modestly. Based on this outlook, we expect 1999 earnings from our Construction Materials segment, before the inclusion of CalMat, to exceed 1998's record results. CalMat will significantly increase segment earnings, but this will be offset by higher interest expense referable to the acquisition. As has been communicated earlier, we expect to generate significant cash flow from sales of certain CalMat real estate. Due to purchase accounting, the earnings impact of these transactions will be insignificant.

         "In 1999, our Chemicals segment will face a challenging year. Uncertainties regarding the Asian economies and related effects on the global economy, combined with the expected advent of additional chloralkali capacity, continue to cloud the outlook for Chemicals. It is possible that both caustic and chlorine prices may be lower than in 1998. Based on our current view, we expect Chemicals' earnings to fall significantly below 1998's performance.

         "All in all, we have a high level of confidence in the outlook for Construction Materials. However, the volatile outlook for Chemicals makes it challenging to project 1999 results for Chemicals. If Chemicals' markets stabilize, Vulcan's net earnings and earnings per share should approximate 1998's record results. On the other hand, a continued deterioration in Chemicals' markets could lead to a slight decline in total Company earnings.

         "For 1999, we also expect a significantly more seasonal pattern of quarterly earnings. Given the seasonal nature of the construction business and the impact of relatively level quarterly charges for interest and depreciation, depletion and amortization, CalMat will be significantly dilutive in the first quarter and accretive for the balance of the year. Additionally, the first quarter of 1999 will not include any significant gains from asset sales comparable to those realized in 1998. Also, Chemicals' earnings in the first quarter of 1998 were significantly higher than in any subsequent quarter. Consequently, we expect that Chemicals' most difficult 1999 quarterly comparison will be the first quarter. Thus we expect to report significantly lower earnings for the first quarter of 1999 with subsequent gains over the remainder of the year."

         Vulcan is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a leading chemicals manufacturer, supplying chloralkali and other industrial chemicals.

         Certain matters discussed in this release contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These include general business conditions, competitive factors, pricing, energy costs and other risks and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10K for the year.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        VULCAN MATERIALS COMPANY

                                        /S/ E. Starke Sydnor
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                                        E. Starke Sydnor
                                        Assistant General Counsel
                                        Chemicals and Environmental
Date:   February 9, 1999